Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President, and CEO (334) 821-9200

Press Release – May 11, 2021

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On May 11, 2021, the Board of Directors of Auburn National Bancorporation, Inc. (the “Company”) (Nasdaq: AUBN) declared a second quarter $0.26 per share cash dividend, payable June 25, 2021 to shareholders of record as of June 10, 2021.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $993 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.